People's Credit Card Master Trust

       Independent Accountants' Report on Management's Assertion Concerning
              Internal Control Over Financial Reporting for the
               Credit Card Services Division of People's Bank


                         Independent Accountants' Report

People's Bank
850 Main Street
Bridgeport, Connecticut 06604

Bankers Trust Company
Four Albany Street
New York, New York 10006


We have examined the assertion made by the management of People's Bank ("People's") that its Credit Card Services division (which includes the accounts transferred to and serviced for the People's Bank Credit Card Master Trust) maintained effective internal control over financial reporting as of December 31, 1999 that was sufficient for the prevention and detection of errors and fraud in amounts that would be material to People's consolidated financial statements. This assertion is included in the accompanying report entitled Management Report on Internal Control Over Financial Reporting for the Credit Card Services Division of People's Bank.

Our examination was conducted in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control over financial reporting, testing, evaluating the design and operating effectiveness of the internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of the inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control over financial reporting to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that the Credit Card Services division of People's maintained effective internal control over financial reporting as of December 31, 1999 that was sufficient for the prevention and detection of errors and fraud in amounts that would be material to People's consolidated financial statements is fairly stated, in all material respects, based upon criteria described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ KPMG LLP


Stamford, Connecticut
March 10, 2000